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Exhibit 8.2

[O'MELVENY & MYERS LETTERHEAD]

January 21, 2003

Univision Communications Inc.
1999 Avenue of the Stars, Suite 3050
Los Angeles, CA 90067

  Re:
  Proposed Merger of Hispanic Broadcasting Corporation With And Into Univision Acquisition Corporation

Dear Sir or Madam:

        You have requested our opinion concerning certain of the Federal income tax consequences of the proposed statutory merger (the "Forward Merger") of Hispanic Broadcasting Corporation ("HBC"), a Delaware corporation, with and into Univision Acquisition Corporation ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of Univision Communications Inc. ("Univision"), a Delaware corporation.

        We participated in the preparation of the registration statement on Form S-4 originally filed with the Securities and Exchange Commission by Univision on August 30, 2002 (File No. 333-99037), as amended (the "Registration Statement") in connection with (i) the merger of Merger Sub with and into HBC (the "Reverse Merger") pursuant to the Agreement and Plan of Reorganization by and among Univision, Merger Sub and HBC dated as of June 11, 2002 (the "Agreement") or (ii) in the alternative, the Forward Merger.

        Our opinion relates only to the Forward Merger, if it occurs. We are giving no opinion in connection with the Reverse Merger, should it occur. This opinion is furnished by us as counsel for Univision pursuant to Section 1.12 of the Agreement, and is intended solely for the benefit of Univision and its stockholders.

        We hereby confirm that, subject to the assumptions and qualifications contained therein, the opinion attributable to us in the discussion under the heading "Material Federal Income Tax Considerations" in the joint proxy statement/prospectus included in the Registration Statement reflects our opinion with respect to the matters set forth therein.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus constituting a part of the Registration Statement.

Respectfully submitted,

/s/ O'MELVENY & MYERS LLP

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Exhibit 8.2